EXHIBIT 99

MBT Financial Corp. Announces First Quarter 2012 Profit

MONROE, Mich., April 26, 2012 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $1,217,000, or $0.07 per share (basic and diluted), in the first quarter of 2012, compared to the loss of $4,042,000, or $0.23 per share in the first quarter of 2011.

The net interest margin increased from 3.11% in the first quarter of 2011 to 3.18% in the first quarter of 2012. The decrease in non accrual loans, from $65.6 million a year ago to $45.4 million, contributed to the increase in the net interest margin, as well as a 44 basis point decline in the cost of interest bearing liabilities. Although average earning assets decreased $17.6 million, the increase in the net interest margin resulted in an increase of $159,000, or 1.8% in the net interest income.

The provision for loan losses decreased from $5.8 million last year to $2.3 million in the first quarter of 2012 due to a decrease in the net charge offs from $3.5 million to $2.6 million, and due to a reduction in the allowance for loan losses to reflect an improvement in loan quality and a decrease in the size of the loan portfolio.

Non interest income, excluding securities gains, was unchanged from a year ago at $3.6 million. Securities gains increased from $67,000 in the first quarter of 2011 to $1.1 million. The Bank sold several federal agency securities to rebalance its portfolio as part of its interest rate risk management strategy. The gains produced by the sales helped improve the Bank’s regulatory capital ratios.

Total non interest expenses decreased $712,000, or 6.6% compared to the first quarter of 2011. The decline in expenses was mainly due to a decrease in the losses on sales and write downs of Other Real Estate Owned (OREO) as well as declines in legal expenses and the premiums paid for FDIC deposit insurance. Real estate values have stabilized in the Bank’s market area, reducing the need to write down the carrying values of foreclosed properties held for sale.

Total assets of the company increased $12.4 million compared to December 31, 2011, mainly due to the normal seasonal growth in deposits. Compared to a year ago, total assets decreased $19.2 million, or 1.5%, due to the decrease in non deposit funding. Capital increased $188,000 since the beginning of the year, but with the increase in assets, the ratio of equity to assets decreased from 6.12% at December 31, 2011 to 6.07% at March 31, 2012. The unrealized gains or losses on securities are not included in regulatory capital ratios, and our Tier 1 Leverage ratio, which is one of the primary ratios used by banking regulators, increased from 6.03% as of December 31, 2011 to 6.08% as of March 31, 2012. The Bank remains adequately capitalized as measured by applicable regulatory standards. The company’s liquidity position remained very strong, with cash and investments increasing from 37.7% of assets at the end of 2011 to 39.5% at March 31, 2012.

Economic conditions in southeast Michigan continue to slowly improve, and this is having a positive impact on our asset quality. Non accrual loans decreased $20.2 million, or 30.7% compared to a year ago and are now at their lowest level since the third quarter of 2008. We are continuing to see an improvement in real estate sales activity and prices, and that has helped us reduce the amount of Other Real Estate Owned. Our total OREO decreased $8.4 million, or 36.9% compared to a year ago. On April 19, 2012, we held one of our most successful OREO auctions ever, accepting bids on 20 properties that were carried at $1.2 million on our books as of March 31, 2012. In accordance with accounting rules, the March results include the expense to write down the values of properties where we accepted bids below the carrying value. The reduction in the OREO total from the sales, and any gains on sales, will be recognized in the second quarter when the sales transactions close. Total problem assets, which include non performing assets and problem loans that are still performing, decreased to $129.1 million at March 31, 2012, which is an improvement of 5.6% in the first quarter and 19.1% compared to a year ago. This marks the fourth consecutive quarterly decrease in problem assets.

In 2011, the IRS began an examination of the Company’s federal income tax return for the year ended December 31, 2009. Based on preliminary IRS reports, an estimated liability of $500,000 was recorded at December 31, 2011 related to the 2009 examination. This amount was included in other liabilities and federal income tax expense. The examination is still in process, and the final outcome is not known at this time. Based on current knowledge the Company recorded an additional tax expense of $126,000 in the first quarter to increase its accrued liability. The Company believes the accrued liability is adequate to absorb the effect, if any, relating to the ultimate resolution of the uncertain tax position challenged by the IRS. The estimate recorded may be adjusted prior to the filing of our quarterly report on Form 10-Q if additional information becomes known.

H. Douglas Chaffin, President and CEO, commented, “We are pleased to report a third consecutive profit this quarter, especially since the profitability is the direct result of the continued improvement in our asset quality. As the economic conditions continue to slowly improve, we will continue to see improvements in our asset quality and earnings. Loan demand is beginning to improve, and this will help our net interest margin and net interest income improve also. We continue to have a solid deposit base, a very liquid balance sheet, and adequate capital, so we are well positioned for increased lending activity.”

Mr. Chaffin concluded, “Local economic indicators continued to improve this quarter, and we remain optimistic. Improvements in employment are reflected in improvements in past dues. We will continue to focus our efforts on improving asset quality, maintaining liquidity, seeking new sources of revenue and capital, and controlling expenses. Our current environment is still challenging, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the first quarter results on Friday, April 27, 2012, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 317-6789. The toll free number for callers in Canada is (866) 605-3852 and international callers can access the call at (412) 317-6789. The event will be archived on the Company’s web site and available for twelve months following the call.

About the Company

MBT Financial Corp. (NASDAQ: MBTF), a single bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (MBT).

Founded in 1858, MBT is one of the largest community banks in Southeast Michigan. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 24 offices, 40 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

	Quarterly
	2012	2011	2011	2011	2011
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$8,928	$8,824	$8,956	$8,578	$8,769
FTE Net interest income	$9,084	$8,981	$9,113	$8,737	$8,937
Provision for loan and lease losses	$2,250	$2,500	$2,700	$2,850	$5,750
Non interest income	$4,677	$6,390	$4,319	$3,858	$3,663
Non interest expense	$10,012	$11,783	$9,943	$10,369	$10,724
Net income (loss)	$1,217	$431	$632	$(783)	$(4,042)
Basic earnings (loss) per share	$0.07	$0.02	$0.04	$(0.05)	$(0.23)
Diluted earnings (loss) per share	$0.07	$0.02	$0.04	$(0.05)	$(0.23)
Average shares outstanding	17,304,781	17,285,762	17,274,436	17,265,075	17,256,472
Average diluted shares outstanding	17,347,641	17,285,762	17,274,436	17,265,075	17,256,472

PERFORMANCE RATIOS
Return on average assets	0.39%	0.14%	0.20%	-0.25%	-1.29%
Return on average common equity	6.39%	2.26%	3.39%	-4.46%	-22.04%

Base Margin	3.10%	3.07%	3.06%	2.97%	3.02%
FTE Adjustment	0.05%	0.06%	0.05%	0.06%	0.06%
Loan Fees	0.03%	0.03%	0.05%	0.03%	0.03%
FTE Net Interest Margin	3.18%	3.16%	3.16%	3.06%	3.11%

Efficiency ratio	73.19%	68.80%	66.26%	70.89%	73.07%
Full-time equivalent employees	349	349	352	349	344

CAPITAL
Average equity to average assets	6.16%	6.14%	5.93%	5.64%	5.85%
Book value per share	$4.38	$4.38	$4.34	$4.23	$4.08
Cash dividend per share	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$2,832	$3,733	$4,105	$3,970	$4,064
Loan Recoveries	$198	$229	$645	$322	$518
Net Charge-Offs	$2,634	$3,504	$3,460	$3,648	$3,546

Allowance for loan and lease losses	$20,481	$20,865	$21,869	$22,629	$23,427

Nonaccrual Loans	$45,436	$50,717	$57,673	$66,433	$65,597
Loans 90 days past due	$2	$20	$29	$240	$364
Restructured loans	$25,954	$24,774	$16,023	$11,595	$14,775
Total non performing loans	$71,392	$75,511	$73,725	$78,268	$80,736
Other real estate owned & other assets	$14,277	$16,711	$18,739	$21,365	$22,640
Nonaccrual Investment Securities	$2,888	$2,984	$2,749	$2,810	$2,694
Total non performing assets	$88,557	$95,206	$95,213	$102,443	$106,070
Problem Loans Still Performing	$40,592	$41,558	$46,869	$43,220	$53,598
Total Problem Assets	$129,149	$136,764	$142,082	$145,663	$159,668

Net loan charge-offs to average loans	1.57%	2.01%	1.92%	2.02%	1.93%
Allowance for losses to total loans	3.07%	3.07%	3.11%	3.15%	3.21%
Non performing loans to gross loans	10.70%	11.10%	10.48%	10.91%	11.07%
Non performing assets to total assets	7.08%	7.69%	7.65%	8.31%	8.35%
Allowance to non performing loans	28.69%	27.63%	29.66%	28.91%	29.02%
END OF PERIOD BALANCES

Loans and leases	$667,294	$680,510	$703,430	$717,488	$729,503
Total earning assets	$1,152,128	$1,139,172	$1,139,469	$1,126,022	$1,163,939
Total assets	$1,250,449	$1,238,027	$1,245,401	$1,232,438	$1,269,615
Deposits	$1,035,550	$1,022,310	$1,029,647	$1,018,304	$1,045,141
Interest Bearing Liabilities	$998,226	$984,593	$995,463	$996,239	$1,041,039
Shareholders' equity	$75,899	$75,711	$74,930	$72,975	$70,415
Total Shares Outstanding	17,312,707	17,291,729	17,279,696	17,269,225	17,260,748

AVERAGE BALANCES
Loans and leases	$672,907	$690,569	$713,433	$723,146	$744,579
Total earning assets	$1,145,865	$1,129,960	$1,143,238	$1,145,448	$1,163,506
Total assets	$1,242,995	$1,231,959	$1,245,574	$1,247,979	$1,270,234
Deposits	$1,027,501	$1,015,703	$1,031,682	$1,031,232	$1,044,556
Interest Bearing Liabilities	$993,711	$977,956	$1,004,620	$1,020,396	$1,040,463
Shareholders' equity	$76,625	$75,673	$73,881	$70,401	$74,363

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2012	2011
Interest Income
Interest and fees on loans	$9,139	$10,352
Interest on investment securities-
Tax-exempt	340	372
Taxable	2,174	2,040
Interest on balances due from banks	43	38
Total interest income	11,696	12,802

Interest Expense
Interest on deposits	1,839	3,015
Interest on borrowed funds	929	1,018
Total interest expense	2,768	4,033

Net Interest Income	8,928	8,769
Provision For Loan Losses	2,250	5,750

Net Interest Income After
Provision For Loan Losses	6,678	3,019

Other Income
Income from wealth management services	968	987
Service charges and other fees	1,090	1,117
Net gain (loss) on sales of securities	1,100	67
Origination fees on mortgage loans sold	122	83
Bank Owned Life Insurance income	370	412
Other	1,027	997
Total other income	4,677	3,663

Other Expenses
Salaries and employee benefits	5,106	4,849
Occupancy expense	725	777
Equipment expense	803	694
Marketing expense	198	246
Professional fees	588	699
Collection expense	62	77
Net loss on other real estate owned	269	1,241
Other real estate owned expense	469	308
FDIC deposit insurance assessment	679	846
Other	1,113	987
Total other expenses	10,012	10,724

Profit (Loss) Before Income Taxes	1,343	(4,042)
Income Tax Expense	126	-
Net Profit (Loss)	$1,217	$(4,042)

Basic Earnings (Loss) Per Common Share	$0.07	$(0.23)

Diluted Earnings (Loss) Per Common Share	$0.07	$(0.23)

Dividends Declared Per Common Share	$-	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31,
Dollars in thousands	(Unaudited)	2011
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$19,275	$18,201
Interest bearing	85,304	57,794
Total cash and cash equivalents	104,579	75,995

Securities - Held to Maturity	35,788	35,364
Securities - Available for Sale	353,137	354,899
Federal Home Loan Bank stock - at cost	10,605	10,605
Loans held for sale	641	1,035

Loans	666,653	679,475
Allowance for Loan Losses	(20,481)	(20,865)
Loans - Net	646,172	658,610

Accrued interest receivable and other assets	8,179	7,700
Other Real Estate Owned	14,258	16,650
Bank Owned Life Insurance	48,023	47,653
Premises and Equipment - Net	29,067	29,516
Total assets	$1,250,449	$1,238,027

Liabilities
Deposits:
Non-interest bearing	$164,459	$164,852
Interest-bearing	871,091	857,458
Total deposits	1,035,550	1,022,310

Federal Home Loan Bank advances	107,000	107,000
Repurchase agreements	20,000	20,000
Accrued interest payable and other liabilities	12,000	13,006
Total liabilities	1,174,550	1,162,316

Shareholders' Equity
Common stock (no par value)	2,129	2,099
Retained Earnings	73,952	72,735
Unearned Compensation	(67)	(87)
Accumulated other comprehensive income (loss)	(115)	964
Total shareholders' equity	75,899	75,711
Total liabilities and shareholders' equity	$1,250,449	$1,238,027

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Mary Jane Town
Chief Executive Officer	Chief Financial Officer	Marketing Officer
(734) 384-8123	(734) 242-1879	(734) 240-2510
doug.chaffin@mbandt.com	john.skibski@mbandt.com	maryjane.town@mbandt.com